Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-111368, Registration Statement No. 333-110311, Registration Statement No. 333-110310, and Registration Statement No. 333-110130 of Overnite Corporation on Form S-8 of our report dated March 17, 2004, appearing in this Annual Report on Form 10-K of Overnite Corporation for the year ended December 31, 2003

/s/  DELOITTE & TOUCHE

DELOITTE & TOUCHE LLP

Richmond, Virginia

March 26, 2004